As filed with the Securities and Exchange Commission on July 25, 2018

Form S–8 Registration 333-33667
Form S–8 Registration 333-88670
Form S–8 Registration 333-136941
Form S–8 Registration 333-148202
Form S–8 Registration 333-156000
Form S–8 Registration 333-166136
Form S–8 Registration 333-166265

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1 TO:
Form S–8 Registration 333-33667
Form S–8 Registration 333-88670
Form S–8 Registration 333-136941
Form S–8 Registration 333-148202
Form S–8 Registration 333-156000
Form S–8 Registration 333-166136
Form S–8 Registration 333-166265

FORM S–8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OBH INC.
(Exact name of Registrant as specified in its charter)

Indiana	37-0684070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17802 IH 10 West, Suite 400 San Antonio, Texas	78257
(Address of principal executive offices)	(ZIP Code)

CONSOLIDATED PRODUCTS, INC. 1997 EMPLOYEE STOCK OPTION PLAN
THE STEAK N SHAKE COMPANY 1997 EMPLOYEE STOCK OPTION PLAN
2006 EMPLOYEE STOCK OPTION PLAN
2006 EMPLOYEE STOCK PURCHASE PLAN
2005 DIRECTOR STOCK OPTION PLAN
2007 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
THE STEAK N SHAKE COMPANY 2008 EQUITY INCENTIVE PLAN
THE STEAK N SHAKE 401(K) SAVINGS PLAN
THE STEAK N SHAKE NON-QUALIFIED SAVINGS PLAN
(Full title of the plan)

Sardar Biglari
Chairman and Chief Executive Officer
17802 IH 10 West, Suite 400
San Antonio, Texas 78257
(Name and address of agent for service)

(210) 344-3400
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Brian V. Breheny, Esq.
Marc S. Gerber, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, D.C. 20005
(212) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 filed by OBH Inc., an Indiana corporation, formerly known as Biglari Holdings Inc., Consolidated Products, Inc., and The Steak n Shake Company (the “Company”), including all post-effective amendments thereto (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):
•
Registration Statement on Form S-8 (No. 333-33667), which was filed with the Securities and Exchange Commission (the “SEC”) on August 14, 1997, registering 550,000 shares of Common Stock, issuable under the Consolidated Products, Inc. 1997 Employee Stock Option Plan;

•
Registration Statement on Form S-8 (No. 333-88670), which was filed with the SEC on May 20, 2002, registering 800,000 shares of Common Stock, and 800,000 Preferred Stock Purchase Rights, issuable under The Steak n Shake Company 1997 Employee Stock Option Plan;

•
Registration Statement on Form S-8 (No. 333-136941), which was filed with the SEC on August 28, 2006, registering 750,000 shares of Common Stock, issuable under the 2006 Employee Stock Option Plan, and 450,000 shares of Common Stock, issuable under the 2006 Employee Stock Purchase Plan;

•
Registration Statement on Form S-8 (No. 333-148202), which was filed with the SEC on December 19, 2007, registering 150,000 shares of Common Stock, issuable under the 2005 Director Stock Option Plan, and 20,000 shares of Common Stock, issuable under the 2007 Non-Employee Director Restricted Stock Plan;

•
Registration Statement on Form S-8 (No. 333-156000), which was filed with the SEC on December 8, 2008, registering 900,000 shares of Common Stock, issuable under The Steak n Shake Company 2008 Equity Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-166136), which was filed with the SEC on April 16, 2010, registering 10,000 shares of Common Stock, issuable under The Steak n Shake 401(k) Savings Plan; and

•
Registration Statement on Form S-8 (No. 333-166265), which was filed with the SEC on April 23, 2010, registering 1,000,000 Deferred Compensation Obligations, and 1,000 shares of Common Stock, issuable under The Steak n Shake Non-Qualified Savings Plan.

On April 30, 2018, the Company completed a reorganization to implement a dual class structure contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of March 5, 2018 (the “Reorganization Agreement”), by and among the Company, Biglari Holdings Inc., an Indiana corporation and a direct, wholly owned subsidiary of the Company, formerly known as NBHSA Inc. (“Biglari Holdings”), and BH Merger Company (“Merger Sub”), an Indiana corporation and a direct, wholly owned subsidiary of Biglari Holdings.  Pursuant to the Reorganization Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Biglari Holdings (the “Reorganization”).  Upon completion of the Reorganization, NBHSA Inc. changed its name to “Biglari Holdings Inc.” and replaced the Company as the publicly held corporation through which our collection of businesses is conducted.
As a result of the Reorganization, shareholders of the Company became shareholders of Biglari Holdings and the Company cancelled its outstanding shares, including the shares registered on the Registration Statements, and terminated the offering pursuant to the Registration Statements.  In accordance with an undertaking in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas, on July 25, 2018.

OBH Inc.

By:	/s/ Sardar Biglari
Sardar Biglari
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.